Exhibit 99.1


FOR IMMEDIATE RELEASE


XO Communications Receives $192.0 Million in Value, Representing a Gain of $33.5
            Million, Upon Global Crossing's Emergence from Bankruptcy

December 15, 2003 - Reston, VA -- XO Communications, Inc. announced today that it has received $192.0 million in value, consisting of $164.8 million in cash and $27.2 million of Global Crossing common stock (based on the closing price of $33 per share of Global Crossing common stock as of December 12, 2003), in exchange for the $158.5 million XO Communications paid to acquire approximately 34% of pre-petition senior debt of Global Crossing.

The cash payment and shares of common stock were distributed by Global Crossing upon its emergence from bankruptcy and represent the recovery on the investment XO Communications made in its earlier effort to acquire all of the assets of Global Crossing. In addition, XO Communications retains the rights to approximately 34% of the proceeds, if any, from the pending lawsuit between Global Crossing's bank group and former Global Crossing officers and directors that seeks $1.7 billion in damages.

     ABOUT XO COMMUNICATIONS

XO is a leading broadband telecommunications services provider offering a complete set of telecommunications services, including: local and long distance voice, Internet access, Virtual Private Networking (VPN), Ethernet, Wavelength, Web Hosting and Integrated voice and data services.

XO has assembled an unrivaled set of facilities-based broadband networks and Tier One Internet peering relationships in the United States. XO currently offers facilities-based broadband telecommunications services within and between more than 60 markets throughout the United States.

Please visit www.xo.com for more information about XO.

CONTACT XO COMMUNICATIONS, INC.:

Media & Industry Analysts Contact
Dawnyielle Downes
703-547-2682